                                                FILED PURSUANT TO RULE 424(b)(3)
                                              REGISTRATION NO. 333-59704, 01, 02

Prospectus Supplement
(To Prospectus dated May 4, 2001)

                                 [EL PASO LOGO]

                                  $900,000,000

                              EL PASO CORPORATION
                       MEDIUM TERM NOTES DUE NINE MONTHS
                            OR MORE FROM DATE ISSUED
                            ------------------------

     El Paso Corporation may offer and sell in one or more offerings up to $900 million of medium term notes. The following terms may apply to the medium term notes, but we will provide specific terms of any series of medium term notes that we may offer in pricing supplements to this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus, and any pricing supplements carefully before you invest in any of our securities. This prospectus supplement and the accompanying prospectus may not be used to consummate sales of our securities unless it is accompanied by a pricing supplement. If we sell other securities referred to in the accompanying prospectus, the amount of medium term notes that we may offer and sell under this prospectus supplement will be reduced.

     The terms of any series of medium term notes may include the following:

     - Maturity: A maturity date of nine months or more from the date of original issue.

     - Amortization: Either fixed amortization payments at specified intervals prior to maturity or payable in a single principal installment at maturity.

     - Interest Rate: A fixed or a floating interest rate, with the floating rate based upon one or more of the following:

      - the commercial paper rate;                   - CMT rate;
      - prime rate;                                  - CD rate;
      - federal funds effective rate;                - Eleventh District Cost of Funds rate; or
      - LIBOR;                                       - a base rate or other interest rate formula specified in
                                                       pricing supplement.
      - Treasury rate;

     - Interest Payment Dates: Daily, weekly, monthly, quarterly, semi-annually or annually on dates to be specified.

     - Form: Certificate or book entry.

     - Minimum Denominations: $1,000.

     - Other Terms: Subject to redemption and repurchase at our option or the option of the holder. Subject to remarketing features. Neither convertible nor subject to a sinking fund.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR MEDIUM TERM NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The medium term notes are being offered on a continuing basis through Banc of America Securities LLC, ABN AMRO Incorporated and J.P. Morgan Securities Inc., which are acting as agents. Each agent has agreed to use its reasonable best efforts to solicit offers to purchase the medium term notes. The medium term notes may be sold at or above par or at a discount to any agent, acting as principal, for a commission as set forth under the caption "Plan of Distribution" that begins on page S-41 of this prospectus supplement or as otherwise mutually agreed. We may also sell the notes directly to investors. No discount or commission will be paid to any agent for a direct sale of medium term notes by us. The medium term notes will not be listed on any securities exchange. You cannot be assured that the medium term notes offered by this prospectus supplement will be sold or that there will be a secondary market for the medium term notes.

BANC OF AMERICA SECURITIES LLC

                                   ABN AMRO INCORPORATED
                                                           JPMORGAN

                                 July 24, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................   S-i
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................   S-3
Pricing Supplement..........................................   S-5
Use of Proceeds.............................................   S-5
Description of the Medium Term Notes........................   S-5
Material United States Federal Income Tax Consequences......  S-27
ERISA Matters...............................................  S-40
Plan of Distribution........................................  S-41
Validity of Securities......................................  S-42
PROSPECTUS
About this Prospectus.......................................     i
Cautionary Statement Regarding Forward-Looking Statements...     1
Where You Can Find More Information.........................     2
El Paso Corporation.........................................     4
The Trusts..................................................     6
Use of Proceeds.............................................     7
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preferred and Preference Stock
  Dividend Requirements.....................................     7
Description of the Debt Securities..........................     8
Description of Capital Stock................................    18
Description of the Trust Preferred Securities...............    22
Description of the Trust Preferred Securities Guarantees....    23
Relationship Among the Trust Preferred Securities, the
  Subordinated Debt Securities and the Guarantees...........    27
Plan of Distribution........................................    29
Legal Matters...............................................    30
Experts.....................................................    30

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell up to a total of $900 million of medium term notes in one or more offerings using this prospectus supplement and the accompanying prospectus and a pricing supplement. This prospectus supplement provides you with a general description of the medium term notes we may offer. Each time we sell medium term notes, we will provide a pricing supplement that will contain specific information about the terms of that offering and the medium term notes offered by us in that offering. The pricing supplement may also add, update or change information in this prospectus supplement. You should read both this prospectus supplement and any pricing supplement together with additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus.

     In this prospectus supplement, unless the context indicates otherwise, when we refer to "El Paso," "we," "us," "our" and "ours," we are describing El Paso Corporation and its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in the medium term notes. You should read the entire prospectus supplement, the accompanying prospectus, the pricing supplement and the documents incorporated by reference carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated by reference in the accompanying prospectus.

                                  OUR BUSINESS

     We are a global energy company with operations that span the wholesale energy value chain, from energy production and extraction to power generation.

     Our principal operations include:

     - transportation, gathering, processing, and storage of natural gas;

     - marketing of energy and energy-related commodities and products;

     - generation of power;

     - refining of petroleum;

     - production of chemicals;

     - development and operation of energy infrastructure facilities;

     - exploration and production of natural gas and oil; and

     - mining of coal.

     Our Pipelines segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the U.S. and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the United States: the Gulf Coast, California, the Northeast, the Midwest, and the Southeast. These operations represent one of the largest, and only, integrated coast-to-coast mainline natural gas transmission system in the U.S. Our U.S. pipeline systems also own or have interests in over 425 billion cubic feet of storage capacity used to provide a variety of services to our customers. Our international pipeline operations include access from our U.S. based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

     Our Merchant Energy segment is involved in a broad range of activities in the energy marketplace including asset ownership, trading and risk management and financial services. We are one of North America's largest wholesale energy commodity marketers and traders, and buy, sell, and trade natural gas, power, crude oil, refined products, coal, and other energy commodities in the U.S. and internationally. We are also a significant non-utility owner of electric generating capacity with 84 facilities in 20 countries. Our refineries have the capacity to process 450,000 barrels of crude oil per day and produce a variety of gasolines and other products. We also produce agricultural and industrial chemicals and petrochemicals at seven facilities in the U.S. and Canada. Our coal operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia, and West Virginia. Most recently, we have announced our expansion into the liquefied natural gas business, capitalizing upon the U.S. and worldwide demand for natural gas. The financial services businesses of Merchant Energy invest in emerging businesses to facilitate growth in the U.S. and Canadian energy markets. As a global energy merchant, we evaluate and measure risks inherent in the markets we serve, and use sophisticated systems and integrated risk management techniques to manage those risks.

     Our Field Services segment provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering of natural gas from more than 15,000 natural gas wells with approximately 24,000 miles of natural gas gathering and natural gas liquids pipelines, and 35 natural gas processing, treating, and fractionation facilities located in some of the most prolific and active production areas in the U.S., including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico, and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, which serve a majority of the metropolitan areas and industrial load centers in Texas as well as markets in Louisiana. Our primary vehicle for growth and development of midstream energy assets is El Paso Energy Partners, L.P., a publicly traded master limited partnership of which our subsidiary is the general partner. Through Energy Partners, we provide natural gas and oil gathering and transportation, storage, and other related services, principally in the Gulf of Mexico.

     Our Production segment leases approximately 5 million net acres in 16 states, including Colorado, Kansas, Louisiana, New Mexico, Texas, Oklahoma, Utah, Wyoming, and Arkansas, as well as the Gulf of Mexico. We also have exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey. During 2000, daily equivalent natural gas production exceeded 1.6 billion cubic feet per day, and our reserves at December 31, 2000, were approximately 6.4 trillion cubic feet of natural gas equivalents.

     In addition to our energy activities, we have announced a telecommunications strategy that will leverage our knowledge of the commodity and capital markets into the emerging telecommunications market. Our strategy involves:

     - accessing fiber deep within metropolitan markets to aggregate supply in major U.S. cities;

     - utilizing fiber rings and key points of interconnection of major carriers and service providers to allow for liquidity to develop in major markets; and

     - assembling a high capacity thin fiber national long-haul backbone.

     We will overlay against this asset base a merchant-based operating support system and valuation models that will allow us to apply the merchant skills developed in our core commodity business to the rapidly changing telecommunications markets.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                                  RISK FACTORS

     Before you invest in the medium term notes, you should read the risks, uncertainties and factors that may adversely affect us that are discussed under the caption "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K/A filed May 17, 2001, which are incorporated by reference in this prospectus supplement, as well as the following additional risk factors.

WE ARE A HOLDING COMPANY THAT DEPENDS ON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS.

     As a holding company, we conduct all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the medium term notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on these medium term notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     The senior indenture governing the medium term notes, subject to certain restrictions, permits us to incur additional secured indebtedness and permits our subsidiaries to incur additional secured and unsecured indebtedness, which would in effect be senior to the medium term notes. The senior indenture also permits certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions on repurchase of the medium term notes and on the ability of those subsidiaries to make distributions, loans, other payments or asset transfers to us. The total long-term indebtedness of our subsidiaries as of March 31, 2001, was approximately $8 billion.

WE COULD BE REQUIRED TO PAY SIGNIFICANT MONETARY DAMAGES AND BE SUBJECT TO SANCTIONS OR BUSINESS RESTRICTIONS IN CONNECTION WITH THE ENERGY CRISIS IN CALIFORNIA.

     As a result of the high prices of wholesale electricity and natural gas in California during part of 2000 and 2001, several state regulatory agencies have initiated investigations or proceedings to determine the causes of the high prices and potentially to recommend remedial action. We are currently participating in a proceeding before the Federal Energy Regulatory Commission that was initiated by California parties to determine whether certain of our subsidiaries violated any laws or regulations related to the price of natural gas in the California marketplace. In addition, we have been named as defendants in a number of civil lawsuits claiming that certain of our subsidiaries' actions wrongfully created artificially high prices for natural gas in California and seeking monetary damages and equitable relief against us. Several state agencies in California, including the California Public Utilities Commission, the California Office of the Attorney General and the California Senate have separate ongoing investigations into the high prices and their causes, any of which could involve us or our subsidiaries. There is also a possibility that federal agencies or legislative committees could initiate similar investigations.

     None of these investigations or proceedings has been concluded and no final decisions have been made in connection with any of them. We believe any allegation of wrongdoing directed at any El Paso entity to be meritless and will defend all such allegations vigorously; however, we cannot assure you of the outcome of any present or future proceeding. The final result of one or more of these proceedings or investigations could be imposition of monetary damages, sanctions or business restrictions that would have a material adverse effect on our consolidated results of operations, cash flows or financial position.

RISKS RELATING TO FOREIGN CURRENCY NOTES AND INDEXED NOTES

  Foreign Currency Notes -- Risks of Payment Currency

     Except as set forth in the applicable pricing supplement, if payment on a medium term note is required to be made in a specified currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments with respect to such medium term note will be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency will be converted into U.S. dollars at a rate determined by the exchange rate agent on the basis of the most recently available market exchange rate or as otherwise determined in good faith by us if the foregoing is impracticable. Any payment in respect of such medium term note made under such circumstances in U.S. dollars will not constitute an Event of Default under the senior indenture.

     All determinations referred to in the preceding paragraph made by the exchange rate agent will be at its sole discretion (except to the extent expressly provided herein that any determination is subject to our approval). In the absence of manifest error, such determinations will be conclusive for all purposes and binding on holders of the medium term notes and the exchange rate agent will have no liability therefor.

  Foreign Currency Notes -- Judgments

     New York courts in the United States customarily have not awarded judgments for money damages denominated in any currency other than U.S. dollars. If a medium term note is denominated in a specified currency other than U.S. dollars, we believe that any judgment under New York law will be rendered in U.S. dollars, the amount of which would be determined by converting the foreign currency for the underlying obligation into U.S. dollars at a rate of exchange prevailing on the date the cause of action arose or the date of the entry of the judgment or decree.

  Foreign Currency Notes -- Exchange Rates and Exchange Controls

     If appropriate, pricing supplements relating to Indexed Notes (as defined on page S-23 of this prospectus supplement) or medium term notes denominated in a specified currency other than U.S. dollars will contain information concerning historical exchange rates for such specified currency against the U.S. dollar, a description of the currency, any exchange controls as of the date of the applicable pricing supplement affecting such currency and any risk factors relating thereto. The information therein concerning exchange rates is furnished as a matter of information only and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

  Risks Relating to Indexed Notes

     An investment in Indexed Notes presents certain significant risks not associated with other types of securities. Certain risks associated with a particular Indexed Note may be set forth more fully in the applicable pricing supplement. Indexed Notes may present a high level of risk, and investors in certain Indexed Notes may lose their entire investment. The risks associated with Indexed Notes include the following:

     - Uncertain U.S. Federal Income Tax Treatment. The treatment of Indexed Notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular Indexed Note. As a result, investors in Indexed Notes should, in general, be capable of independently evaluating the federal income tax consequences applicable in their particular circumstances of purchasing an Indexed Note.

     - Loss of Principal or Interest. The principal amount of an Indexed Note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more currencies (including baskets of currencies), one or more commodities (including baskets of commodities), one or more securities (including baskets of securities) and/or any index. The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of an Indexed Note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular Indexed Note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. As a result, the holder of an Indexed Note may lose all or a portion of the principal invested in an Indexed Note and may receive no interest thereon.

     - Volatility. Certain indices are highly volatile. The expected principal amount at maturity of, or the interest rate on, an Indexed Note based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an Indexed Note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the Indexed Notes may be adversely affected by a fluctuation in the level of the relevant Index.

         The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. All such events are beyond our control and the occurrence of any of these events could adversely affect the value of an Indexed Note.

     - Availability and Composition of Indices. Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an Indexed Note which is linked to that particular index.

         An index may become unavailable due to factors such as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the applicable currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such index. If an index becomes unavailable, the determination of principal of or interest on an Indexed Note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an Indexed Note.

         Certain Indexed Notes may be linked to indices that are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such an Indexed Note is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of the particular indices and decrease the value of or return on Indexed Notes that utilize the particular index to determine the amount of principal, premium, if any, and interest payable.

                               PRICING SUPPLEMENT

     The pricing supplement for each offering of medium term notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement and the accompanying prospectus. It is important for you to consider the information contained in this prospectus supplement, the prospectus and the pricing supplement before you make your investment decision.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the medium term notes for general corporate purposes unless we specify otherwise in an applicable pricing supplement. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments.

                      DESCRIPTION OF THE MEDIUM TERM NOTES

     The following description of the particular terms of the medium term notes (which represent a new series of, and are referred to in the accompanying prospectus as, the "debt securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. This description will apply to the medium term notes unless otherwise specified in the applicable pricing supplement. The particular terms of the medium term notes offered by this prospectus supplement and each pricing supplement will be described herein and therein.

     The medium term notes will constitute a series of our direct, senior unsecured general obligations and will be issued under our senior indenture, dated May 10, 1999 between El Paso and The Chase Manhattan Bank, as trustee. The senior indenture is filed as an exhibit to the Registration Statement of which this prospectus supplement is a part. Terms of a particular series of medium term notes may be varied in the related pricing supplement to this prospectus supplement.

     We have summarized below or in the accompanying prospectus selected provisions of the senior indenture and the terms of our medium term notes, subject to changes that may be made in a pricing supplement. The descriptions set forth below and in the accompanying prospectus under the caption "Description of the Debt Securities" contain a summary of the material provisions of the senior indenture. We do not restate the senior indenture in its entirety. We urge you to read the senior indenture because it, and not these descriptions, defines your rights as a holder of our medium term notes.

GENERAL

     The medium term notes will be our direct, unsecured obligations. The medium term notes will rank equally with all of our other senior and unsubordinated debt.

     The senior indenture provides that debt securities may be issued thereunder from time to time in one or more series and does not limit the aggregate principal amount of such debt securities except as may be otherwise provided with respect to any particular series of debt securities. The medium term notes will constitute a part of a series of debt securities, unlimited as to aggregate principal amount.

     Each medium term note will be issued in fully registered form and, unless otherwise specified in the applicable pricing supplement, notes denominated in U.S. dollars will be represented by a global medium term note (referred to as a "global note") registered in the name of a nominee of The Depository Trust Company ("DTC"). A single global note will represent all medium term notes issued on the same day and having the same terms, including, without limitation, the same Interest Payment Dates, rate of interest, maturity and redemption or repayment provisions (if any). A beneficial interest in a global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to interests of participants) and its participants (with respect to interests of persons other than participants). Payments of principal, premium, if any, and interest on medium term notes represented by a global note will be made through The Chase Manhattan Bank to the Depository (as defined below in this prospectus supplement). See
"-- Book-Entry Notes" below.

     The medium term notes will be offered on a continuing basis and each medium term note will have a stated maturity that is at least nine months from the date of issue, as selected by the purchaser and agreed to by us and as specified in the applicable pricing supplement.

PAYING AGENT

     Until we repay the medium term notes or provide for their repayment, we will at all times have appointed an agent (referred to as the "Paying Agent") authorized to pay the principal, premium, if any, or interest on any of the medium term notes on our behalf and having an office or agency in the Borough of Manhattan, The City of New York where the medium term notes may be presented or surrendered for payment and notices, demands or requests in respect of medium term notes may be served. We have initially appointed The Chase Manhattan Bank as the Paying Agent. We will notify you of any changes in the Paying Agent or its address.

DENOMINATIONS; CURRENCY; VARYING INTEREST RATES

     The medium term notes will be issued in registered form only and, if issued in U.S. dollars, in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Medium term notes denominated in a specified currency other than U.S. dollars will be issued in the authorized denominations set forth in the applicable pricing supplement. Interest rates offered by us with respect to the medium term notes may differ depending upon, among other things, the aggregate principal amount of medium term notes purchased in any transaction. We expect generally to distinguish, with respect to such offered rates, between purchases that are for less than, and purchases that are equal to or greater than, $100,000. Such different rates may be offered concurrently at any time. We may also concurrently offer medium term notes having different variable terms to different investors, and such different offers may depend upon whether an offered purchase is for an aggregate principal amount of medium term notes equal to, greater than or less than $100,000.

     The term "business day" means:

     - with respect to any medium term note, any day that is not a Saturday or Sunday and that is not a legal holiday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the city of New York or any other place where the principal and interest on the medium term notes is payable,

     - with respect to LIBOR Notes (as defined elsewhere in this prospectus supplement) only, any such date on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Business Day"), and

     - if the medium term note is denominated in a specified currency other than U.S. dollars, including LIBOR Notes, (1) a day on which banking institutions are not authorized or required by law or regulation to close in the principal financial center of the country issuing the specified currency and (2) a day on which banking institutions in such financial center are carrying out transactions in such specified currency.

For medium term notes denominated in a specified currency that is a unit of a foreign composite currency, "business day" shall have the meaning set forth in the applicable pricing supplement.

     The term "OID Note" means a medium term note to be offered and sold at a discount below its stated principal amount, which medium term note provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence and continuation of an Event of Default, or on the date of redemption or repayment (if any). Information relating to OID Notes is set forth below under "-- Original Issue Discount Notes."

     Unless otherwise specified in the applicable pricing supplement, the medium term notes will be denominated in U.S. dollars and payments of principal, premium, if any, and interest will be made in U.S. dollars. The principal, premium, if any, and interest on each medium term note denominated in any other specified currency is payable by us in the specified currency, unless the holder has made the election described in the following paragraph. If the specified currency for a medium term note is other than U.S. dollars, we will (unless otherwise specified in the applicable pricing supplement) appoint an agent (referred to as the "exchange rate agent") to determine the exchange rate for converting all payments in respect of such medium term note into U.S. dollars in the manner described in the following paragraph. Unless otherwise specified in the applicable pricing supplement, The Chase Manhattan Bank will act as the exchange rate agent.

     In the case of a medium term note denominated in a specified currency other than U.S. dollars, unless the holder has elected otherwise, we are obligated to make payments of principal, premium, if any, and interest in the specified currency (or, if the specified currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country that issued the specified currency as at the time of such payment is legal tender for the payment of such debts). If the specified currency is other than U.S. dollars, any such amounts so payable by us will be converted by the exchange rate agent into U.S. dollars for payment to the holder of a medium term note, if the holder has made the election set forth below. Payments of principal, premium, if any, and interest on any medium term note denominated in a specified currency other than U.S. dollars will be made in U.S. dollars if the registered holder of such medium term note on the relevant regular record date, or at maturity as the case may be, has transmitted a written request for such payment in U.S. dollars to the paying agent at the office of the paying agent in the city of New York on or before such regular record date, or the date 15 days before maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or sent by cable, telex, or other form of facsimile transmission. Any such request made for any medium term note by a registered holder will remain in effect for any further payments of principal, premium, if any, and interest on such medium term notes denominated in a specified currency other than U.S. dollars payable to such holder, unless such request is revoked on or before the relevant regular record date or the date 15 days before maturity, as the case may be. Holders of medium term notes denominated in a specified currency other than U.S. dollars that are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how to elect to receive payments in U.S. dollars. The U.S. dollar amount to be received by a holder of such a medium term note denominated in a specified currency who elects to receive payment in U.S. dollars will be based on the highest bid quotation in the city of New York received by such exchange rate agent at approximately 11:00 a.m. (or, in the case of a payment of principal, prior to the close of business), New York City time, on the second business day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted) from three recognized foreign exchange dealers in the city of New York selected by the exchange rate agent and approved by us (one of which may be the exchange rate agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the specified currency payable on such payment date in respect of all medium term notes denominated in such specified currency. Unless otherwise set forth in the pricing supplement for the medium term note, all currency exchange costs will be borne by the holders of such medium term notes by deduction from such payments. If three such bid quotations are not available, payment will be made in the specified currency, unless such specified currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control, in which case payment will be made as described under "Risk Factors -- Risks Related to Foreign Currency Notes and Indexed Notes -- Foreign Currency Notes -- Risks of Payment Currency" on page S-4 of this prospectus supplement.

     Unless otherwise specified in the applicable pricing supplement, payment of principal, premium, if any, and interest in U.S. dollars on certificated medium term notes will be made at the office or agency of the Paying Agent in the Borough of Manhattan, the city of New York, or such other places as El Paso may designate; provided, however, that payment of interest may be made at El Paso's option by check or draft mailed to the person entitled thereto at the address appearing in the note register or, if such person designates an account not later than 10 days prior to the date of such payment, by wire transfer to such account. Simultaneously with the election by any holder to receive payments in a specified currency other than U.S. dollars (as provided above), such holder will provide appropriate payment instructions to The Chase Manhattan Bank, and all such payments will be made in immediately available funds to an account maintained by the holder with a bank located outside the United States.

     Unless otherwise specified in the applicable pricing supplement, if the principal of any OID Note is declared to be due and payable immediately as described under "-- Events of Default" below, the amount of principal due and payable with respect to such OID Note will be limited to the sum of the principal amount of such OID Note multiplied by the issue price (expressed as a percentage of the aggregate principal amount), plus the original issue discount accrued from the date of issue to the date of repayment.

REDEMPTION AT THE OPTION OF EL PASO

     Unless otherwise specified in the applicable pricing supplement, the medium term notes will not be subject to any sinking fund. The medium term notes will be redeemable at the option of El Paso prior to the stated maturity only if a date (referred to as the "redemption date") is specified in the applicable pricing supplement. If so specified, the medium term notes will be subject to redemption at our option on any date on and after the redemption date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable redemption price, together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the senior indenture.

     The term "redemption price" as used with respect to a medium term note means an amount equal to the Initial Redemption Percentage specified in the applicable pricing supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a medium term note will decline at each anniversary of the initial redemption date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount to be redeemed.

REPAYMENT AT THE OPTION OF THE HOLDER

     The medium term notes will be repayable by us at the option of the holders thereof prior to the stated maturity only if one or more optional repayment dates (referred to as the "repayment date") are specified in the applicable pricing supplement. If so specified, those medium term notes will be subject to repayment at the option of the holders thereof on any repayment date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any medium term note to be repaid, such medium term note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the trustee at its Corporate Trust Office (or such other address of which we will notify the holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the holder will be irrevocable.

     Only DTC may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, beneficial owners of global notes that desire to have all or any portion of the book-entry notes represented by such global notes repaid must instruct the participant through which they own their interest to direct the Depository to exercise the repayment option on their behalf by delivering the related global note and duly completed election form to the trustee as aforesaid. In order to ensure that such global note and election form are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions for that day from their customers. As a result, beneficial owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from beneficial owners of global notes relating to the option to elect repayment shall be irrevocable. In addition, when such instructions are given, each such beneficial owner will cause the participant through which it owns its interest to transfer such beneficial owner's interest in the global note or notes representing the related book-entry notes on the Depository's records to the trustee. See
"-- Book-Entry Notes."

     If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with any such repayment.

     We may at any time purchase medium term notes at any price or prices in the open market or otherwise. Medium term notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

PAYMENT OF PRINCIPAL AND INTEREST

     Each medium term note will bear interest from the date of issue at the rate per annum, or pursuant to the interest rate formula, specified in that note and in the applicable pricing supplement until the principal amount of that note is paid or made available for payment. El Paso will pay interest on each Interest Payment Date and at stated maturity (or on the redemption date or repayment date, if applicable). Interest will be payable to the person in whose name a medium term note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at stated maturity or on a redemption date or repayment date, if applicable, will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable pricing supplement, the interest rate in effect for the 10 calendar days immediately prior to maturity, redemption or repayment, if applicable, will be the interest rate in effect on the 10th calendar day preceding such maturity, redemption or repayment. Principal, premium, if any, and interest payable at stated maturity or on a redemption date or repayment date, if applicable, will be paid upon the surrender of the medium term note at the office or agency of the Paying Agent in the Borough of Manhattan, The City of New York, or such other places as may be designated by El Paso.

     If the stated maturity, redemption date or repayment date of a medium term note falls on a day that is not a business day, the payment of principal, premium, if any, and interest will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after such stated maturity, redemption date or repayment date, as the case may be, to the date of the payment on the next succeeding business day. Unless otherwise specified in the applicable pricing supplement, the first payment of interest on any medium term note originally issued between a record date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding record date to the registered owner on such succeeding record date. Unless otherwise specified in the applicable pricing supplement or this prospectus supplement, a "record date" will be the fifteenth calendar day (whether or not a business day) immediately preceding the related Interest Payment Date.

     Interest rates, or interest rate formulas, are subject to change by us from time to time. Unless we establish a higher interest rate, spread or spread multiplier in conjunction with the exercise of an option to extend the maturity of a medium term note, however, no such change will affect any medium term note already issued or as to which an offer to purchase has been accepted by us.

     Unless otherwise specified in the applicable pricing supplement, the interest rate will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be (1) if such day is an Interest Reset Date (as defined below in this prospectus supplement), the interest rate determined as of the applicable Interest Determination Date (as defined below in this prospectus supplement) immediately preceding such Interest Reset Date or
(2) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     Each medium term note will be:

     - a note that bears interest at a fixed rate (referred to as a "Fixed Rate Note"); or

     - a note that bears interest at a floating rate (referred to as a "Floating Rate Note").

     A Floating Rate Note will be determined by reference to an interest rate basis (referred to as the "Base Rate"), which may be a fixed rate of interest, or two or more Base Rates, which may be adjusted by a spread and/or spread multiplier. A Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis):

     - a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and

     - a minimum limitation, or floor, on the rate of interest which may accrue during any interest period.

     The applicable pricing supplement will designate one or more of the following Base Rates applicable to each Floating Rate Note:

     - the commercial paper rate, in which case such note will be a Commercial Paper Rate Note;

     - LIBOR, in which case such note will be a LIBOR Note;

     - the CD Rate, in which case such note will be a CD Rate Note;

     - the Treasury Rate, in which case such note will be a Treasury Rate Note;

     - the CMT Rate, in which case such note will be a CMT Rate Note;

     - the Eleventh District Cost of Funds Rate, in which case such note will be an Eleventh District Cost of Funds Rate Note;

     - the Federal Funds Rate, in which case such note will be a Federal Funds Rate Note;

     - the Prime Rate, in which case such note will be a Prime Rate Note; or

     - such other Base Rate or formula as is set forth in such pricing supplement.

     In addition, the pricing supplement may specify that two or more Base Rates (determined in the same manner as the Base Rates are determined for the types of notes described above) will be applicable to the Floating Rate Notes or that interest on Indexed Notes (as defined on page S-23 under "-- Indexed Notes") will be determined by reference to one or more currencies, currency units, commodity prices, financial or non-financial indices or other indices. The rate of interest on a Floating Rate Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Period"), on such dates (each an "Interest Reset Date") as specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset:

     - daily, each business day;

     - weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Base Rate, which will reset the Tuesday of each week), except as described below;

     - monthly (other than Eleventh District Cost of Funds Rate Notes), the third Wednesday of each month;

     - quarterly, the third Wednesday of March, June, September and December of each year;

     - semi-annually, the third Wednesday of the two months specified in the applicable pricing supplement; and

     - annually, the third Wednesday of the month specified in the applicable pricing supplement.

For Eleventh District Cost of Funds Rate Notes that reset monthly, the Interest Reset Dates will be the first calendar day of the month.

     If any Interest Reset Date for a Floating Rate Note would otherwise be a day that is not a business day, that Interest Reset Date will be postponed to the next succeeding business day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Base Rate and such business day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding business day.

     The interest rate applicable to such Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the calculation date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second business day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London business day immediately preceding the applicable Interest Reset Date. The "Interest Determination Date" for an Eleventh District Cost of Funds Rate Note will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index (as defined below in this prospectus supplement). With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below in this prospectus supplement) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first business day following the auction. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Base Rates will be the second business day prior to the applicable Interest Reset Date for such Floating Rate Note on which each Base Rate is determinable. Each Base Rate will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     The applicable pricing supplement will specify the Base Rate or Rates and the spread and/or spread multiplier, if any, the terms of the extension option, if any, and the maximum or minimum interest rate limitation, if any, application to each medium term note. In addition, such pricing supplement will define or particularize for each medium term note the following terms, if applicable:

     - Initial Interest Rate,

     - Interest Payment Dates,

     - Regular Record Dates,

     - Index Maturity,

     - Interest Determination Dates,

     - stated maturity,

     - final maturity and

     - redemption date or repayment date.

Unless otherwise provided in the applicable pricing supplement, The Chase Manhattan Bank will be the calculation agent with respect to the Floating Rate Notes. All determinations made by the calculation agent will be at its sole discretion (except to the extent expressly provided herein that any determination is subject to our approval) and, in the absence of manifest error, will be conclusive for all purposes and binding on holders of the medium term notes and the calculation agent will have no liability therefor.

     Unless otherwise specified in the applicable pricing supplement, the "calculation date" pertaining to any Interest Determination Date will be the earlier of

- the 10th calendar day after such Interest Determination Date, or if that day is not a business day, the next succeeding business day and

- the business day preceding the applicable Interest Payment Date, the stated maturity, the redemption date (if any) or the optional repayment date (if any), as the case may be.

Upon the request of the holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

     All percentages resulting from any calculation on medium term notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent or, in the case of medium term notes denominated other than in dollars, the nearest unit (with one-half cent or unit being rounded upward).

     The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate or two or more Base Rates, in either case,
(1) plus or minus the spread, if any, and/or (2) multiplied by the spread multiplier, if any. The term "spread" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for such Floating Rate Note, and the term "spread multiplier" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for such Floating Rate Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate is based, as specified in the applicable pricing supplement and in the Floating Rate Note.

     Except as provided below or in the applicable pricing supplement, interest will be payable, in the case of Floating Rate Notes which reset:

     - daily, weekly or monthly, on the third Wednesday of each month, as specified in the applicable pricing supplement;

     - quarterly, on the third Wednesday of March, June, September and December of each year;

     - semiannually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

     - annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement (each, an "Interest Payment Date") and, in each case, at stated maturity (or on the redemption date or repayment date, if applicable).

     If an Interest Payment Date specified in the applicable pricing supplement with respect to any medium term note would otherwise fall on a day that is not a business day,

     - with respect to a Fixed Rate Note, interest with respect to such medium term note will be paid on the next succeeding business day with the same force and effect as if paid on the due date, and no additional interest will be payable as a result of such delayed payment; and

     - with respect to a Floating Rate Note, such Interest Payment Date (unless it is a redemption date, repayment date or stated maturity) will be postponed to the next succeeding business day with respect to such note, except (1) that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a business day with respect to such LIBOR Note and
       (2) with respect to an Interest Payment Date that is also the maturity date of a Floating Rate Note, the Interest Payment Date will remain the date specified in the applicable pricing supplement, payment due at maturity will be made on the next succeeding business day and no interest shall accrue on the amount so payable for the period from and after such maturity date.

     Unless otherwise indicated in the applicable pricing supplement, interest payments will be the amount of interest accrued from, and including, the date of original issue, or from, and including, the last date to which interest has been paid, to, but excluding, the Interest Payment Date, the stated maturity, the redemption date or the repayment date, as applicable. With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by

     - 360, in the case of Commercial Paper Rate Notes, CD Rate Notes, LIBOR Notes, Eleventh District Cost of Funds Rate Notes, Federal Funds Rates Notes and Prime Rate Notes, or

     - by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes.

The interest factor for Floating Rate Notes whose interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only one of the applicable Base Rates applied.

     In addition to any maximum interest rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its date of issue at the annual interest rate specified on the face thereof and in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be payable semiannually on January 15 and July 15 of each year to the person(s) in whose names the Fixed Rate Notes are registered at the close of business on the January 1 and July 1 (each a "record date") next preceding such Interest Payment Date. Interest payable at stated maturity (or on the redemption date or repayment date, if applicable) will be payable to the person(s) to whom principal is payable. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

     Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and, if any, the spread and/or spread multiplier) specified in such Commercial Paper Rate Note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, the term "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Interest Determination Date for a Note whose interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper -- Nonfinancial". If such rate is not published by 3:00 p.m., New York City time on the calculation date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the rate on such Commercial Paper Interest Determination Date for commercial paper of the specified Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper -- Nonfinancial" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). "H.15 Daily Update" means the daily update of H.15(519) available through the world-wide web site of the Board of Governors of The Federal Reserve System at http:/www.bog.frb.fed.us/releases/h15/update, or any successor site or publication. If by 3:00 p.m., New York City time on such calculation date the rate for a Commercial Paper Interest Determination Date is not yet published in either H.15(519) or H.15 Daily Update (or such other recognized electronic source), the rate for that Commercial Paper Interest Determination Date shall be calculated by the calculation agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent (after consultation with us) for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date or, if no such rate is in effect, the interest rate on the Commercial Paper Notes will be the Initial Interest Rate.

     The term "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one hundred thousandth of a percent, with five one-thousandths of a percent rounded upward) calculated in accordance with the following formula:

                       D X 360 X 100
Money Market Yield  =  -------------
                       360 - (D X M)

where "D" means the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and, if any, the spread and/or spread multiplier) specified in such LIBOR Note and in the applicable pricing supplement.

     Unless otherwise indicated in the applicable pricing supplement, LIBOR will be determined by the calculation agent in accordance with the following provisions:

     - With respect to any Interest Determination Date for a medium term note whose interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable pricing supplement, either:

          (1) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or

          (2) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following that LIBOR Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on Bridge Telerate Inc. (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

     If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in the following bullet point:

     - With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page as specified in clause (a) above or on which no rate appears on Telerate Page 3750 as specified in clause (b) above, LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date, at which deposits in U.S. dollars having the Index Maturity specified in the applicable pricing supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), commencing on the second London business day immediately following such LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates at approximately 11:00 a.m., New York City time, on such LIBOR Interest Determination Date, quoted by three major banks in the City of New York, selected by the calculation agent (after consultation with us), for loans in U.S. dollars to leading European banks having the specified Index Maturity, commencing on the second London business day immediately following such LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date or, if no such rate is in effect, the interest rate on LIBOR Rate Notes will be the Initial Interest Rate.

     CD Rate. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and, if any, the spread and/or spread multiplier) specified in such CD Rate Note and the applicable pricing supplement.

     The CD Rate will be determined as of the applicable Interest Determination Date (a "CD Rate Interest Determination Date") as the rate on that date for negotiable certificates of deposit having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CD (Secondary Market)," or if not so published by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the specified Index Maturity as published in H.15 Daily Update under the heading, "CDs (Secondary Market)." If that rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the related Calculation Date, then the CD Rate on that CD Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on the CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include one or more Agents or their affiliates) selected by the calculation agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the specified Index Maturity in an amount that is representative for a single transaction in that market at that time; provided, however, that if one or more of the dealers selected by the calculation agent as described above are not quoting as described in this sentence, the CD Rate with respect to such CD Rate Interest

Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date, or if no such rate is in effect, the interest rate on the CD Rate Notes will be the Initial Interest Rate.

     Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and, if any, the spread and/or spread multiplier) specified in such Treasury Rate Note and in the applicable pricing supplement.

     Unless otherwise indicated in the pricing supplement, the term "Treasury Rate" means with respect to any Interest Determination Date relating to a Treasury Rate Note or any Interest Determination Date for a medium term note whose interest rate is determined with reference to the Treasury Rate (a "Treasury Interest Determination Date"), the rate for the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. (or any successor service) or page 56 or 57 (or any other page as may replace page 56 or page 57 on that service) or, if not so published by 3:00 p.m., New York City time, on or before the calculation date pertaining to such Treasury Interest Determination Date, the Bond Equivalent Yield, as defined below, of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such Treasury Interest Determination Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or if not announced by the State Department of the Treasury, or if the auction is not held, the Bond Equivalent Yield of the rate on such date of the applicable Treasury Bills published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If on the calculation date pertaining to such Treasury Interest Determination Date, such rate for such period is not yet published in the H.15(519), then the rate will be calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers, selected by the calculation agent (after consultation with us), for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date or, if no such rate is in effect, the interest rate on the Treasury Rate Notes will be the Initial Interest Rate. "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                          Bond Equivalent Yield = D x N x 100
                    ------------------------------------------------------------
                                                  360 - (D - M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     CMT Rate Notes. Each CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate and, if any, the spread and/or spread multiplier) specified in such CMT Rate Note and in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination

Date occurs. If that rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If that rate is no longer published or is not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate on such CMT Rate Interest Determination Date will be that treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury Rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     If such information is not provided by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date reported, according to the written records by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include any of the Agents or their affiliates selected by the calculation agent (from five such Reference Dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the calculation agent is unable to obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the calculation agent (after consultation with us) and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the calculation agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date or, if no such rate is in effect, the interest rate on the CMT Rate Notes will be the Initial Interest Rate. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will use the quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on Dow Jones Markets Limited on the page specified in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

     Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate Notes will bear interest at the rates (calculated with reference to the Eleventh District Cost of Funds Rate and the spread and/or spread multiplier, if any) specified in such Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable pricing supplement, the term "Eleventh District Cost of funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date") the rate of interest equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 a.m., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the monthly weighted average costs of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "FHLB Index") by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date or, if no such rate is in effect, the interest rate on the Eleventh District Cost of Funds Rate Notes will be the Initial Interest Rate.

     Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and, if any, the spread and/or spread multiplier) specified in the applicable pricing supplement.

     Unless otherwise indicated in the pricing supplement, the term "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Interest Determination Date for a medium term note whose interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Interest Determination Date"), the rate of interest for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)," as such rate is displayed on Telerate Page 120 (or any other page as may replace such page on such service) ("Telerate Page 120") or if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate of interest on such Federal Funds Interest Determination Date for Federal Funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds/Effective Rate." If that rate does not appear on Telerate Page 120 or is not published in the H.15(519) or H.15 Daily Update (or such other recognized electronic source) by 3:00 p.m., New York City time, on such calculation date, the Federal Funds Rate will be calculated by the calculation agent and will be the average of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the calculation agent (after consultation with us) prior to 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if fewer than three brokers selected as aforesaid by the calculation agent are quoting as described above, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date or, if no such rate is in effect, the interest rate on the Federal Funds Rate Notes will be the Initial Interest Rate.

     Prime Rate Notes. Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the prime rate and, if any, the spread and/or spread multiplier) specified in the applicable pricing supplement.

     Unless otherwise indicated in the pricing supplement, the term "prime rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Interest Determination Date for a medium term note whose interest rate is determined with reference to the prime rate (a "Prime Rate Interest Determination Date"), the rate published in H.15(519), or any successor publication, for that day opposite the caption "Bank Prime Loan". If by 3:00 p.m., New York City time, on the calculation date pertaining to such Prime Rate Interest Determination Date such rate is not yet published in H.15(519), or any successor publication, the rate for that Prime Rate Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPrime 1 as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME 1 for that Prime Rate Interest Determination Date, the prime rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in a year divided by 360 for that Prime Rate Interest Determination Date by three major money center banks in New York City selected by the calculation agent (after consultation with us); provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as described above, the prime rate in effect for the applicable period will be the prime rate in effect on such Prime Rate Interest Determination Date or, if no such rate is in effect, the interest rate on the Prime Rate Notes will be the Initial Interest Rate.

     "Reuters Screen USPrime 1" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

SUBSEQUENT INTEREST PERIODS

     The applicable pricing supplement relating to each medium term note will indicate whether we have the option to reset the interest rate in the case of a Fixed Rate Note, or the spread and/or spread multiplier in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such spread and/or spread multiplier, as the case may be, may be reset (each an "Optional Reset Date").

     If we elect to reset the interest rate, spread and/or spread multiplier of a note as described above, the holder of such note will have the option to elect repayment of the note by us on any Optional Reset Date at a price equal to the aggregate principal amount thereof outstanding on, plus any interest accrued to, such Optional Reset Date or, for an OID Note, plus any original issue discount amortized from the date of issue to such Optional Reset Date. In order for a note to be repaid on an Optional Reset Date, the noteholder must follow the procedures set forth above under "Repayment at the Option of the Holder" for optional repayment, except that:

     - the period for delivery of the note or notification to the trustee will be at least 25 but not more than 35 days prior to such Optional Reset Date; and

     - a holder who has tendered a medium term note for repayment pursuant to a Reset Notice (as defined below) may, by written notice to the trustee, revoke any such tender until the close of business on the tenth day prior to such Optional Reset Date.

     We may exercise this option with respect to a medium term note by notifying the trustee of the exercise at least 50 but not more than 60 days prior to an Optional Reset Date for the medium term note. Not later than 40 days prior to such Optional Reset Date, the trustee for the note will mail or deliver to the holder of the note a notice (the "Reset Notice"), first class, postage prepaid. The Reset Notice will indicate whether we have elected to reset the interest rate (in the case of a Fixed Rate Note) or the spread and/or spread multiplier (in the case of a Floating Rate Note) and if so,

     - the new interest rate or new spread and/or spread multiplier, as the case may be; and

     - the provisions, if any, for redemption during the period from the Optional Reset Date to the next Optional Reset Date or, if there is no next Optional Reset Date, to the stated maturity of such note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, we may, at our option, revoke the interest rate (in the case of a Fixed Rate Note) or the spread and/or spread multiplier (in the case of a Floating Rate Note) as provided for in the Reset Notice, and establish a higher interest rate or a spread and/or spread multiplier that is higher than the interest rate, spread and/or spread multiplier provided for in the relevant Reset Notice for the Subsequent Interest Period commencing on such Optional Reset Date. To do so, we must cause the trustee to mail, not later than 20 days prior to an Optional Reset Date for a medium term note (or, if that day is not a business day, on the immediately succeeding business day), notice of the higher interest rate, or new spread and/or spread multiplier, to the holder of the note. The notice will be irrevocable. We must notify the trustee of our intentions to revoke the Reset Notice at least 25 days prior to the Optional Reset Date. Each medium term note with respect to which the interest rate, spread and/or spread multiplier is reset on an Optional Reset Date and with respect to which the holder of the note has not tendered the note for repayment (or has validly revoked any such tender) pursuant to the immediately preceding paragraph will bear such higher interest rate or new spread and/or spread multiplier for the Subsequent Interest Period.

EXTENSION OF MATURITY

     Unless otherwise stated in the applicable pricing supplement, each medium term note will mature at the stated maturity of the note. The applicable pricing supplement relating to any note (other than an Amortizing Note) may indicate whether the Company has the option to extend the stated maturity of the note for one or more periods of whole years from one to five (each an "Extension Period") up to but not beyond the date (the "Final Maturity") set forth in the applicable pricing supplement.

     We may exercise such option with respect to a medium term note by notifying the trustee of the exercise at least 50 but not more than 60 days prior to the old stated maturity for the note. Not later than 40 days prior to the old stated maturity of the note, the trustee for the note will mail or deliver to the holder of the note a notice (the "Extension Notice"), first class, postage prepaid. The Extension Notice will set forth:

     - our election to extend the Stated Maturity of such note;

     - the new Stated Maturity;

     - in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the spread and/or spread multiplier applicable to the Extension Period; and

     - the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period.

     Upon the mailing or delivery by the trustee of an Extension Notice to the holder of a medium term note, the stated maturity of the note will be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, the note will have the same terms as prior to the mailing or delivery of the Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the old stated maturity of the medium term note (or, if that day is not a business day, on the immediately succeeding business day), we may, at our option, revoke the interest rate (in the case of a Fixed Rate Note) or the spread and/or spread multiplier (in the case of a Floating Rate Note) provided for in the Extension Notice for that note and establish a higher interest rate (in the case of a Fixed Rate Note) or a higher spread and/or spread multiplier (in the case of a Floating Rate Note) for the Extension Period. To do so, we must cause the trustee for the note to mail notice of such higher interest rate or new spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice will be irrevocable. All medium term notes with respect to which the stated maturity is extended will bear such higher interest rate (in the case of Fixed Rate Notes) or new spread and/or spread multiplier (in the case of Floating Rate Notes) for the Extension Period, whether or not tendered for repayment.

     If we extend the stated maturity of a medium term note, the holder of the note will have the option to elect repayment of the note by us on the old stated maturity at a price equal to the principal amount thereof, plus interest accrued to such date. In order for a note to be repaid on the old stated maturity once we have extended the stated maturity thereof, the holder must follow the procedures set forth above under "Repayment at the Option of the Holder" for optional repayment, except that (i) the period for delivery of the note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the old stated maturity and (ii) a holder who has tendered a note for repayment pursuant to an Extension Notice may, by written notice to the trustee, revoke any such tender for repayment until the close of business on the tenth day before the old stated maturity.

AMORTIZING NOTES

     We may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable pricing supplement and set forth in each such note.

ORIGINAL ISSUE DISCOUNT NOTES

     We may offer OID Notes from time to time. Original Issue Discount Notes may currently pay no interest or interest at a rate that at the time of issuance is below market rates. In the event of redemption, repayment or acceleration of maturity in respect of an OID Note, the amount payable to the holder of the OID Note will be equal to:

     - the Amortized Face Amount (as defined in the next succeeding paragraph) as of the date of such event, plus

     - with respect to any redemption of an OID Note, the Initial Redemption Percentage specified in the applicable pricing supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) minus 100% multiplied by the issue price specified in such pricing supplement (the "Issue Price"), net of any portion of the Issue Price that has been paid prior to the date of redemption, or the portion of the Issue Price (or the net amount) proportionate to the portion of the unpaid principal amount to be redeemed, plus

     - any accrued interest to the date of such event, the payment of which would constitute qualified stated interest payments within the meaning of Treasury Regulation Section 1.1273-1(c) under the Internal Revenue Code of 1986, as amended (the "Code").

Such interest will be computed on the basis of a 360-day year of twelve 30-day months, compounded semiannually.

     If the stated maturity of an OID Note that bears no interest falls on a day that is not a business day, the payment due at maturity will be made on the following day that is a business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after the stated maturity.

     The "Amortized Face Amount" of an OID Note means an amount equal to:

     - the Issue Price thereof, plus

     - the aggregate portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of the OID Note within the meaning of Section 1273(a)(2) of the Code, whether denominated as principal or interest, over the Issue Price) that have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of the OID Note to the date of determination, minus

     - any amount considered as part of the "stated redemption price at maturity" of such OID Note that has been paid from the date of issue to the date of determination.

Certain additional considerations relating to the offering of any OID Notes may be set forth in the applicable pricing supplement.

     If a bankruptcy case is commenced by or against El Paso under the United States Bankruptcy Code (the "Bankruptcy Code"), it is possible that a portion of the face amount of an OID Note would be treated as interest and the unamortized portion thereof would be treated as unmatured interest under Section 502(b)(2) of the Bankruptcy Code. Unmatured interest is not allowable as part of a claim under Section 502(b)(2) of the Bankruptcy Code. Although it is impossible to predict what portion, if any, of the face amount of an OID Note would be treated as unmatured interest, one possible result is that the bankruptcy court might determine the amount of unmatured interest on the note by reference to the amount of amortized original issue discount of the note for tax purposes, the unamortized debt discount of the note for financial accounting purposes or the yield to maturity (if any) set forth on the face of an OID Note. Each method may yield a substantially different result.

     Holders of medium term notes with original issue discount will be required to include the amount of original issue discount in income in accordance with applicable provisions of the Code and the Treasury Regulations promulgated thereunder. See "Material United States Federal Income Tax Considerations -- OID."

INDEXED NOTES

     Medium term notes may be issued with the amount of principal (and premium, if any) and/or any interest payable in respect thereof to be determined with reference to the price or prices of specified commodities, securities, financial instruments, the exchange rate of one or more specified currencies relative to an indexed currency or another price or exchange rate ("Indexed Notes"), as set forth in the applicable pricing supplement. In certain cases, holders of Indexed Notes may receive a principal amount on the maturity date that is greater than or less than the face amount of the notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal (and premium, if any) and/or any interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in Indexed Notes will be set forth in the applicable pricing supplement.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the medium term notes, including the calculation of the interest rate applicable to a Floating Rate Note, and the specification of one or more Base Rates, the Interest Payment Dates, the stated maturity or any other variable term relating thereto, may be modified as specified under "Other Provisions" on the face of the note or in an addendum relating thereto, if so specified on the face of the note and in the applicable pricing supplement.

CONSOLIDATION, MERGER OR SALE

     The senior indenture generally permits a consolidation or merger between us and another corporation. It also permits us to sell all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the senior indenture, including the payment of all amounts due on the medium term notes and performance of the covenants in the senior indenture. For a further description of the provisions in the senior indenture applicable to a consolidation or merger with or into any other corporation or a sale of all or substantially all of our assets, see "Description of Debt Securities -- Consolidation, Merger or Sale" in the accompanying prospectus.

MODIFICATION OF INDENTURE

     For a further description of the provisions in the senior indenture applicable to a modification of your rights and obligations and the rights of the holders, see "Description of Debt Securities -- Modification of Indentures" in the accompanying prospectus.

EVENTS OF DEFAULT

     For a description of the provisions of the senior indenture applicable to an "Event of Default," see "Description of Debt Securities -- Events of Default" in the accompanying prospectus.

COVENANTS

     For a description of our covenants contained in the senior indenture, see "Description of Debt Securities -- Covenants" in the accompanying prospectus.

CONCERNING THE TRUSTEE

     We maintain a banking relationship with The Chase Manhattan Bank or affiliates thereof. The Chase Manhattan Bank serves as the trustee under our senior indenture and our subordinated indenture, and as trustee under certain indentures of our subsidiaries. The Chase Manhattan Bank or affiliates thereof may also have other financial relations with us and other corporations affiliated with us.

BOOK-ENTRY NOTES

     Unless otherwise indicated in the pricing supplement, the medium term notes will be issued in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, DTC and registered in the name of the nominee of DTC. If so specified in a pricing supplement, a global note may be registered in the name of a depository other than DTC (DTC and such other depositories are referred to herein as the "Depository"). Except as described below, a global note may not be transferred except as a whole by the Depository to another nominee of the Depository or to a successor of the Depository or a nominee of such successor. Transfers of a global note will be effected only through records maintained by the Depository and its participants. Beneficial interests in global notes will be exchanged for medium term notes in definitive form only under limited circumstances described herein.

     When we issue a global note, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the medium term notes represented by such global note to the accounts of participants. The accounts to be credited shall be designated by the Agent through which a medium term note was sold, or by us if such medium term note was sold directly by us. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global note. So long as the Depository for a global note, or its nominee, is the registered owner thereof, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the medium term notes represented by such global note for all purposes under the senior indenture. Ownership of beneficial interests in a global note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the medium term notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

     We will make payments of principal of, and interest on, medium term notes represented by a global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those medium term notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global note, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of any Depository, including DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of any Depository, including DTC, any nominee or any participant relating to such beneficial interests.

     A global note is exchangeable for definitive medium term notes registered in the name of, and a transfer of a global note may be registered to, any person other than DTC or its nominee, only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global note or at any time DTC ceases to be registered under the Exchange Act;

     - we determine in our discretion that the global note will be exchangeable for definitive medium term notes in registered form; or

     - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the medium term notes.

Any global note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive medium term notes in registered form, of like tenor and of an equal aggregate principal amount as the global note, in denominations specified in the applicable pricing supplement, if other than $1,000 and integral multiples of $1,000. The definitive medium term notes will be registered by the registrar in the name or names instructed by the Depository. We expect that these instructions may be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in the global notes.

     Except as provided above, owners of the beneficial interests in a global note will not be entitled to receive physical delivery of medium term notes in definitive form and will not be considered the holders of medium term notes for any purpose under the senior indenture. No global note will be exchangeable except for another global note of like denomination and tenor to be registered in the name of the Depository or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global note or the senior indenture.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the medium term notes or the senior indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

DEFEASANCE

     For a description of the defeasance provisions of the senior indenture, see "Description of Debt Securities -- Defeasance" in the accompanying prospectus.

NOTICES

     Notices to holders of medium term notes will be given by mail to the addresses of such holders as they appear in the note register.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Andrews & Kurth L.L.P., special tax counsel to El Paso, the following discussion describes the material United States federal income tax consequences as of the date hereof of the acquisition, ownership and disposition of the medium term notes to beneficial owners ("holders") purchasing medium term notes at their original issuance. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), legislative history, administrative pronouncements, judicial decisions and final, proposed and temporary Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Any such changes may apply retroactively.

     This summary discusses only the material United States federal income tax consequences to those holders holding medium term notes as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences or to holders subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, real estate investment trusts, regulated investment companies, persons who hold medium term notes as part of a straddle, hedging or conversion transactions, insurance companies, dealers in securities or foreign currencies, and United States Holders whose functional currency is not the U.S. dollar). Further, this summary does not discuss notes which qualify as "applicable high-yield discount obligations" within the meaning of the Code.

     PERSONS CONSIDERING THE PURCHASE OF MEDIUM TERM NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES TO THEM ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used in this prospectus supplement, the term, "United States Holder" means a beneficial owner of a medium term note who or which is for United States federal income tax purposes either:

     - a citizen or resident of the United States;

     - a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate whose income is subject to United States federal income tax regardless of its source;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     - any other person whose income or gain in respect of a medium term note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in the fourth clause above in existence on August 20, 1996 that elect to be treated as a United States person will also be a United States Holder for purposes of the following discussion.

     The term also includes certain former citizens or long-term residents of the United States whose income and gain on the medium term notes will be subject to United States taxation.

TAXATION OF INTEREST

     Stated interest on a medium term note will generally be included in a United States Holder's income as ordinary interest income when actually or constructively received if the holder uses the cash method of accounting for federal income tax purposes or when accrued if the holder uses an accrual method of accounting for federal income tax purposes. Special rules apply in the case of:

     - a Fixed Rate Note that does not provide for "qualified stated interest" (as defined below);

     - a Floating Rate Note that either does not provide for "qualified stated interest" or does not qualify as a "VRDI" (as defined below);

     - a Fixed Rate Note or a Floating Rate Note issued with "original issue discount" (as defined below);

     - a medium term note with a maturity of one year or less from its issue date (a "Short-Term Note");

     - a medium term note with an option by El Paso to extend the stated maturity of the note (an "Extendible Note");

     - a Foreign Currency Note (as defined below); and

     - an Indexed Note.

These special rules are described below.

  Definition of Qualified Stated Interest

     Interest on a medium term note is "qualified stated interest" if the "interest" is unconditionally payable, or will be constructively received, in cash or in property (other than debt instruments of El Paso) at least annually at a single fixed rate in the case of a Fixed Rate Note or at a single "qualified floating rate" or "objective rate" in the case of a Floating Rate Note that qualifies as a variable rate debt instrument. If a Floating Rate Note that qualifies as a variable rate debt instrument provides for interest other than a single qualified floating rate or single objective rate, special rules apply to determine the portion of that interest that constitutes qualified stated interest. Please read "OID Floating Rate Notes that are VRDIs" below.

  Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate

     A Floating Rate Note will qualify as a variable rate debt instrument or VRDI if all four of the following conditions are met. First, the "issue price" of the medium term note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (1) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of an Amortizing Note or other medium term note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (2) 15% of the total noncontingent principal payments. The term issue price is defined below under "-- OID." A medium term note that does not provide for contingent principal will satisfy this requirement as long as it is not issued at a significant premium.

     Second, except as provided in the preceding paragraph, the Floating Rate Note must not provide for any principal payments that are contingent.

     Third, the medium term note must provide for stated interest (compounded or paid at least annually) at (1) one or more qualified floating rates, (2) a single fixed rate and one or more qualified floating rates, (3) a single objective rate or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

     Fourth, the medium term note must provide that a qualified floating rate or objective rate in effect at any time during the term of the note is set at the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. For example, a medium term note could not provide for an interest rate based on the LIBOR rate in effect two years prior to each Interest Payment Date.

     Subject to certain exceptions, a variable rate of interest on a medium term note is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the medium term note is denominated. This definition includes a variable rate equal to (1) the product of an otherwise qualified floating rate and a spread multiplier that is greater than .65 but not more than 1.35 or (2) an otherwise qualified floating rate (or the product described in clause (1)) plus or minus a spread. If the variable rate equals the product of an otherwise qualified floating rate and a single spread multiplier greater than 1.35 or less than or equal to .65, however, the rate will generally be an objective rate. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is not fixed throughout the term of the medium term note and is reasonably expected as of the issue date to cause the yield on the medium term note to be significantly more or less than the expected yield determined without the restriction.

     Subject to certain exceptions, an "objective rate" is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of El Paso or a related party nor unique to the circumstances of El Paso or a related party. A rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the term. The Internal Revenue Service may designate rates other than those specified above that will be treated as objective rates. As of the date of this prospectus supplement, no such other rates have been designated. An objective rate is a "qualified inverse floating rate" if the rate is equal to a fixed rate minus a qualified floating rate and the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds, disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be qualified floating rate.

     If interest on a medium term note is stated at a fixed rate for an initial period of less than one year, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

OID

     Original issue discount is the excess, if any, of a medium term note's "stated redemption price at maturity" over the note's "issue price." A medium term note's "stated redemption price at maturity" is the sum of all payments provided by the note, whether designated as interest or as principal, other than payments of qualified stated interest. The "issue price" of a medium term note is the first price at which a substantial amount of the medium term notes in the issuance that includes the medium term notes is sold for money, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

     The United States Holders of medium term notes with original issue discount (other than Short-Term Notes) generally will be required to include original issue discount in income as it accrues in accordance with the constant yield method described below, before the receipt of the related cash payments. A United States Holder's tax basis in a medium term note is increased by each accrual of original issue discount and decreased by each payment other than a payment of qualified stated interest.

     The amount of original issue discount with respect to a medium term note will be treated as zero if the original issue discount is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or, in the case of an Amortizing Note or other medium term note that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the note). If the amount of original issue discount is less than that amount, the original issue discount that is not included in payments of stated interest is included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of original issue discount and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the medium term note.

  Fixed Rate Notes

     In the case of a Fixed Rate Note issued with original discount, the amount of original issue discount includible in the income of a United States Holder for any taxable year is determined under the constant yield method as follows. First, the "yield to maturity" of the medium term note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the note, including payments of qualified stated interest, produces an amount equal to the issue price of the note. The yield to maturity is constant over the term of the medium term note and, when expressed as a percentage, must be calculated to at least two decimal places.

     Second, the term of the note is divided into "accrual periods." Accrual periods may be of any length and may vary in the length over the term of the medium term note provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

     Third, the total amount of original issue discount on the medium term note is allocated among accrual periods. In general, the original issue discount allocable to an accrual period equals the product of the "adjusted issue price" of the medium term note at the beginning of the accrual period and the yield to maturity of the note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a medium term note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the note is its issue price, increased by the amount of original issue discount previously includible in the gross income of any holder and decreased by the amount of any payment previously made on the medium term note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a medium term note, the amount of original issue discount previously includible in the gross income of any holder is determined without regard to "premium" and "acquisition premium," as those terms are defined below under "Market Discount and Premium."

     Fourth, the "daily portions" of original issue discount are determined by allocating to each day in an accrual period its ratable portion of the original issue discount allocable to the accrual period.

     A United States Holder includes in income in any taxable year the daily portions of original issue discount for each day during the taxable year that the holder held medium term notes. Under the constant yield method described above, United States Holders generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  Floating Rate Notes that are VRDIs

     The taxation of original issue discount, including interest that does not constitute qualified stated interest, on a Floating Rate Note will depend on whether the note is a VRDI, as defined above.

     In the case of a VRDI that provides for qualified stated interest the amount of qualified stated interest and any original issue discount includible in income during a taxable year is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate of interest is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, and (ii) in the case of an objective rate, other than a qualified inverse floating rate, the rate that reflects the yield that is reasonably expected for the note. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

     If a medium term note that is a VRDI does not provide for qualified stated interest, the amount of interest and original issue discount accruals are determined by constructing an equivalent fixed rate debt instrument, as follows:

     First, in the case of an instrument that provides for interest at a fixed rate, replace the fixed rate by a qualified floating rate (or qualified inverse floating rate, if applicable) such that the fair market value of the instrument as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     Second, determine the fixed rate substitute for each variable rate provided by the medium term note. The fixed rate substitute for each qualified floating rate provided by the medium term note is the value of that qualified floating rate on the issue date. If the medium term note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate, other than a qualified inverse floating rate, is a fixed rate that reflects the yield that is reasonably expected on the medium term note.

     Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the medium term note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined by the second step, in lieu of the qualified floating rates or objective rate provided by the note.

     Fourth, determine the amount of qualified stated interest and original issue discount for the equivalent fixed rate debt instrument under the rules described above for Fixed Rate Notes. These amounts are taken into account as if the United States Holder held the equivalent fixed rate debt instrument. Please read "Taxation of Interest" and "OID -- Fixed Rate Notes," above.

     Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or original issue discount allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. In general, this increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument constructed under the third step provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period, and otherwise the increase or decrease is an adjustment to original issue discount, if any, for the accrual period.

  Floating Rate Notes that are not VRDIs

     A Floating Rate Note that is not a VRDI (a "Contingent Note"), will be taxable under the rules applicable to contingent payment debt instruments (the "Contingent Debt Regulations"), as follows.

     First, El Paso is required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which El Paso would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions) but not taking into consideration the risk of the contingencies or the liquidity of the Contingent Note. Further, the comparable yield may not be less than the Applicable Federal Rate announced monthly by the Internal Revenue Service (the "AFR"). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United States tax liability, the comparable yield for the Contingent Note is, without proper evidence to the contrary, presumed to be the AFR.

     Second, solely for tax purposes, El Paso constructs a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the "Schedule"). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

     Third, under the usual rules applicable to medium term notes issued with original issue discount and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note, adjusted for the length of the accrual period, by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

     Fourth, the appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, interest income is generally increased (or decreased) if the actual contingent payment is more (or less) than the projected payment. Differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

     The Contingent Debt Regulations require El Paso to provide each holder of a Contingent Note with the Schedule. If El Paso does not create the Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the fact that the United States Holder's schedule is being used and the reason therefor. Unless otherwise prescribed by the Internal Revenue Service, the United States Holder must make that disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

     In general, any gain realized by a United States Holder on the sale, exchange or retirement of a Contingent Note is interest income. Any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed the holder's prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules also apply with respect to market discount and premium on Contingent Notes that may differ from the rules described below under "-- Market Discount and Premium."

  Other Rules

     Certain medium term notes having original issue discount may be redeemed prior to maturity. These notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of original issue discount. Purchasers of these medium term notes with a redemption feature should carefully examine the applicable pricing supplement and should consult their tax advisors with respect to this feature since the tax consequences with respect to interest and original issue discount will depend, in part, on the particular terms and the particular features of the purchased medium term note.

  Short-Term Notes

     In the case of a medium term note that matures one year or less from its date of issuance, a cash method United States Holder of such a note generally is not to accrue original issue discount for United

States federal income tax purposes unless the holder elects to do so. United States Holders who make that election, United States Holders who report income for federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to include original issue discount in income on Short-Term Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required, and does not elect, to include the original issue discount in income currently, stated interest will generally be taxable at the time it is received and any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement (generally reduced by any prior payments of interest). In addition, the holders will be required to defer deductions of all or a portion of any interest paid on indebtedness incurred to purchase or carry Short-Term Notes in an amount not exceeding the accrued original issue discount not previously included in income.

EXTENDIBLE NOTES

     If so indicated in the pricing supplement relating to a medium term note, El Paso will have the option to extend the stated maturity of such note. Please read "Description of Medium Term Notes -- Extension of Maturity" above. The treatment of a United States Holder of medium term notes with respect to which this option has been exercised who does not elect to have El Paso repay the medium term note on the applicable original stated maturity is unclear and will depend, in part, on the terms established for the medium term notes by El Paso pursuant to the exercise of the option (the "Revised Terms"). A holder may be treated for United States federal income tax purposes as having exchanged the medium term notes (the "Old Notes") for new medium term notes with Revised Terms (the "New Notes"). If the United States Holder is treated as having exchanged Old Notes for New Notes, that exchange may be treated as either a taxable exchange or a tax-free recapitalization.

     If the exercise of the option by El Paso is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder will recognize gain or loss generally equal to the difference between the issue price of the New Notes and the Holder's tax basis in the Old Notes. If the exercise of the option is treated as a tax-free recapitalization, no loss will be recognized by a United States Holder as a result thereof and gain, if any will be recognized to the extent of the fair value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered. In this regard, the meaning of the term "principal amount" is not clear. The term "principal amount" could be interpreted to mean "issue price" with respect to securities that are received and "adjusted issue price" with respect to securities that are surrendered.

     The presence of an option to extend the stated maturity of a note may also affect the calculation of original issue discount, among other things. For purposes of determining the yield and maturity of a medium term note, an issuer of a debt instrument having an unconditional option to require payments to be made on the debt instrument under an alternative payment schedule or schedules will be deemed to exercise or not exercise an option in a manner that minimizes the yield on the debt instrument. If the exercise of the option actually occurs or does not occur, contrary to what is deemed to occur pursuant to the foregoing rules, then, solely for purposes of the accrual of original issue discount, the yield and maturity of the debt instrument are redetermined by treating the debt instrument as reissued on the date of the occurrence or non-occurrence of the exercise for an amount equal to its adjusted issue price on that date.

     This discussion of Extendible Notes is provided for general information only. Additional tax considerations may arise from the ownership of these notes in light of the particular features or combination of features of the notes and, accordingly, persons considering the purchase of these notes are advised to consult with their own legal and tax advisers regarding the tax consequences of the ownership of Extendible Notes.

INDEXED NOTES

     The United States federal income tax treatment of Indexed Notes will depend on whether or not the note qualifies as a VRDI (as defined above under "Taxation of Interest -- Definition of Variable Rate Debt Instrument (VRDI), Qualified Floating Rate and Objective Rate"). The treatment of an Indexed Note that qualifies as a VRDI is described above under "Taxation of Interest" and "OID." An Indexed Note that does not qualify as a VRDI will be treated as a Contingent Note assuming it is properly treated as indebtedness for federal income tax purposes, taxable in the manner described above under "OID-Floating Rate Notes that are not VRDIs." An Indexed Note denominated in U.S. dollars, and having payments of interest or principal determined with reference to a single foreign currency, is generally subject to the special rules for Foreign Currency Notes described below under "Foreign Currency Notes." The tax treatment of Indexed Notes including more than one foreign currency is uncertain at this time.

AMORTIZING NOTES

     Payments received pursuant to an Amortizing Note may consist of both a principal and an interest component. The interest component will generally be taxed as described in "Taxation of Interest" above. The principal component will generally constitute a tax-free return of capital that will reduce a United States Holder's adjusted tax basis in the note.

MARKET DISCOUNT AND PREMIUM

     If a United States Holder that acquires a note having a maturity date of more than one year from the date of its issuance has a tax basis in the medium term note that is less than its "stated redemption price at maturity" (or, in the case of a medium term note with original issue discount, less than its "adjusted issue price"), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules of the Code, a United States Holder will be required to treat any principal payment (or, in the case of a medium term note having original issue discount, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a medium term note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If the medium term note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the United States Holder as if the holder had sold the medium term note at its then fair market value.

     Market discount generally accrues on a straight-line basis over the remaining term of a medium term note except that, at the election of the United States Holder, market discount may accrue on a constant yield basis. A United States Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such medium term note. A United States Holder may elect to include market discount in income currently, as it accrues (either on a straight-line basis or, if the United States Holder so elects, on a constant yield basis), in which case the interest deferral rule set forth in the preceding sentence will not apply. An election to include market discount in income currently will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service.

     A United States Holder that purchases a medium term note having original issue discount for an amount that is greater than its adjusted issue price but less than or equal to the sum of all remaining amounts payable on the medium term note other than payments of qualified stated interest will be considered to have purchased such medium term note at an "acquisition premium." In that case, the amount of original issue discount otherwise includible in the United States Holder's income during an accrual period is reduced by a fraction. The numerator of this fraction is the excess of the adjusted basis of the medium term note immediately after its acquisition by the purchaser over the adjusted issue price of the medium term note. The denominator of this fraction is the excess of the sum of all amounts payable on the medium term note after the purchase date, other than payments of qualified stated interest, over the medium term note's adjusted issue price. As an alternative to reducing the amount of original issue discount otherwise includible in income by this fraction, the United States Holder may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

     If a United States Holder purchases a medium term note for an amount in excess of the sum of all amounts payable on the medium term note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the medium term note with "amortizable bond premium" equal in amount to that excess, and generally will not be required to include any original issue discount in income. Generally, where the medium term note is not redeemable prior to its maturity date, a United States Holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above (see -- "OID"), over the remaining term of the medium term note. In the case of medium term notes that may be redeemed prior to maturity, the premium is calculated assuming that the issuer or holder will exercise or not exercise its redemption rights in a manner that maximizes the United States Holder's yield. A United States Holder who elects to amortize bond premium must reduce such holder's tax basis in the medium term note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Internal Revenue Service.

     A United States Holder may elect to include in gross income its entire return on a medium term note (i.e., in general, the excess of all payments to be received on the medium term note over the amount paid for the medium term note by the holder) in accordance with a constant yield method based on the compounding of interest. This election for a medium term note with amortizable bond premium will result in a deemed election to amortize bond premium for all of the United States Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation. Similarly, an election for a medium term note with market discount will result in a deemed election to accrue market discount in income currently for the medium term note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which the election first applies and may be revoked only with the permission of the Internal Revenue Service.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a medium term note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, not including any amount attributable to accrued but unpaid qualified stated interest, and the holder's adjusted tax basis in the medium term note. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder will be treated as a payment of interest. Please read "Taxation of Interest" above. A United States Holder's adjusted tax basis in a medium term note will equal the cost of the medium term note to the holder, increased by the amount of any market discount, any discount with respect to a Short-Term Note and original issue discount, in each case to the extent previously included in income by the holder with respect to the medium term note, and reduced by any amortized bond premium and any principal payments received by the holder and, in the case of a note having original issue discount by the amounts of any other payments included in the stated redemption price at maturity, as described above.

     Generally, gain or loss realized on the sale, exchange or retirement of a medium term note will be capital gain or loss (except as provided under "OID -- Floating Rate Notes that are not VRDIs," "Short-Term Notes" and "Market Discount and Premium" above and "Foreign Currency Notes" below), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the medium term note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

FOREIGN CURRENCY NOTES

     The following summary relates to medium term notes that are denominated in, or provide for payments determined by reference to, a currency or currency unit other than the U.S. dollar, which we refer to in this discussion as "Foreign Currency Notes."

     A United States Holder of a Foreign Currency Note who receives a payment of interest in a foreign currency that is not required to be included in income by the holder prior to its receipt (e.g., stated interest, or in the case of a Foreign Currency Note having original issue discount qualified stated interest, received by a United States Holder using the cash method of accounting) will be required to include in income the U.S. dollar value of the foreign currency payment determined on the date the payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time, and the U.S. dollar value will be the United States Holder's tax basis in the foreign currency.

     In the case of interest income on a Foreign Currency Note that is required to be included in income by a United States Holder prior to the receipt of payment (e.g., stated interest on a Foreign Currency Note held by a United States Holder using the accrual method of accounting, accrued original issue discount, or accrued market discount includible in income as it accrues), a United States Holder will be required to include in income the U.S. dollar value of the interest income (including original issue discount or market discount but reduced by acquisition premium and amortizable bond premium, to the extent applicable) that accrued during the relevant accrual period. Original issue discount, market discount, acquisition premium, and amortizable bond premium of a Foreign Currency Note are to be determined in the relevant foreign currency. Unless the United States Holder makes the election discussed below, the U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for each business day during the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for each business day during the partial period within the taxable year.

     A United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date the income is actually received, reflecting fluctuations in currency exchange rates between the time the income accrued and the date of payment. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received determined on the date such payment is received and the U.S. dollar value of interest income that has accrued during the accrual period. A United States Holder may elect to translate interest income (including original issue discount and market discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last date of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. An electing United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date the income is actually received, equal to any difference between the U.S. dollar value of the foreign currency payment received determined on the date the payment is received and the U.S. dollar value of interest income translated at the relevant spot rate described in the preceding sentence. This election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service.

     Where the taxpayer elects to include market discount in income currently, the amount of market discount will be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average rate in effect during such accrual period. Exchange gain or loss realized with respect to the accrued market discount is determined in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than market discount currently includible in income) taken into account upon receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a Foreign Currency Note will be the U.S. dollar value of the accrued market discount determined on the date of receipt of the partial principal payment or on the date of the sale, exchange, retirement or other disposition.

     Any gain or loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize the premium will be ordinary income or loss to the extent attributable to fluctuations in currency exchange rates determined as described in the second succeeding paragraph. If the election is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Exchange gain or loss will be realized on the amortized bond premium with respect to any period by treating the bond premium amortized in the period as a return of principal as described in the second succeeding paragraph. Similar rules apply in the case of acquisition premium.

     A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to the holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for the Foreign Currency Note, or the U.S. dollar value of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. In the case of an adjustment resulting from an accrual of original issue discount or market discount, the adjustment will be made at the rate at which the original issue discount or market discount is translated into U.S. dollars under the rules described above. A United States Holder that converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency normally will not recognize gain or loss in connection with the conversion and purchase. A United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between the United States Holder's tax basis in the foreign currency and the U.S. dollar value of the Foreign Currency Note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of, or the receipt of principal on, a Foreign Currency Note, to the extent attributable to fluctuations in currency exchange rates, will be ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency purchase price for the medium term note, determined on the date the medium term note is disposed of, and (ii) the U.S. dollar value of the foreign currency purchase price for the medium term note, determined on the date the United States Holder acquired the medium term note. Any portion of the proceeds of such sale, exchange or retirement attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. A foreign currency gain or loss will be recognized only to the extent of the overall gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. In general, the source of the foreign currency gain or loss will be determined by reference to the residence of the United States Holder or the "qualified business unit" of the holder on whose books the Foreign Currency Note is properly reflected. Any gain or loss realized by a United States Holder in excess of the foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount not previously included in the holder's income or, in the case of a Short-Term Note, to the extent of any original issue discount not previously included in the holder's income) and will be a long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Foreign Currency Note has been held for more than one year.

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange or retirement. Regulations provide a special rule for purchases and sales of publicly traded debt instruments by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchases and sale of publicly traded debt instruments provided the election is applied consistently. This election cannot be changed without the consent of the Internal Revenue Service. United States Holders should consult their tax advisors concerning the applicability of the special rules summarized in this paragraph to Foreign Currency Notes.

     The tax consequences of an issuance of a Foreign Currency Note that is denominated either in a so-called hyperinflationary currency or in more than one currency (e.g., a Foreign Currency Note providing for payments determined by reference to the exchange rate of one or more specified currencies, or a composite currency such as the ECU, relative to an indexed currency), or that is treated as a Contingent Note under the rules described above are unclear. Foreign Currency Notes containing these features may be subject to rules that differ from the general rules discussed above. United States Holders intending to purchase Foreign Currency Notes with these features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to the purchase, ownership and disposition of such Foreign Currency Notes.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     For purposes of this discussion, a non-United-States Holder is a beneficial owner of a medium term note that is not a United States Holder.

  Payments Made With Respect to Medium Term Notes

     Payments of principal, interest (including original issue discount, if any) and premium on the medium term notes by El Paso or any paying agent to a non-United States Holder, will not be subject to withholding of United States federal income tax, provided that, in the case of interest;

     - the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of El Paso;

     - the holder is not a "controlled foreign corporation" with respect to which El Paso is a "related person" within the meaning of the Code;

     - the holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

     - the interest is not certain contingent interest described in section 871(h)(4) of the Code; and

     - either (A) the holder certifies to El Paso or its paying agent, under penalties of perjury, that the holder is not a United States person and provides the holder's name and address on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the medium term note, certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

If a holder cannot satisfy the requirements described above and the payment is not effectively connected with the conduct of a United States trade or business of the holder, then interest (including any original issue discount) paid on the medium term notes will be subject to United States withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

     Interest described in Section 871(h)(4) of the Code generally includes any interest the amount of which is determined by reference to receipts, sales or other cash flows of El Paso or a related person, any income or profits of El Paso or a related person, any change in the value of any property of El Paso or a related person or any dividend, partnership distributions or similar payments made by El Paso or a related person. This interest may include other types of contingent interest identified by the Internal Revenue Service in future Treasury Regulations.

  Sale Exchange or Other Disposition of a Medium Term Note

     A non-United States Holder of a medium term note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a medium term note, unless (i) the holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met or (ii) the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

  Federal Estate Taxes

     A medium term note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of the individual's death, provided that
(i) the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of El Paso entitled to vote, (ii) the note does not provide for interest described in Section 871(h)(4) of the Code, and (iii) at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

  Effectively Connected Income

     If a non-United States Holder is engaged in a trade or business in the United States, and if interest (including original issue discount or market discount) on the medium term note, or gain realized on the sale, exchange or other disposition of a medium term note, is effectively connected with the conduct of that trade or business, the non-United States Holder, although exempt from United States withholding tax, will generally be subject to regular United States income tax on such interest (including any original issue discount or market discount) or gain in the same manner as if it were a United States Holder. Please read "Tax Consequences to United States Holders" above. A non-United States Holder will be required to provide to El Paso a properly completed and executed Internal Revenue Service Form W-8 ECI in order to claim an exemption from withholding tax. In addition, if the non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  United States Holders

     Under current United States federal income tax law, a backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain holders of the medium term notes. The backup withholding rate, previously at 31%, has now been reduced, as a result of the recently enacted 2001 tax legislation, to the same rate as the fourth lowest rate applicable to an unmarried individual. This rate is currently equal to 30.5% for the taxable years beginning in 2001 and will be reduced to
(a) 30% for the taxable years beginning in 2002 and 2003, (b) 29% for the taxable years beginning in 2004 and 2005, and (c) 28% for the taxable years beginning in 2006 through, to and including 2010. Unless further legislation is enacted, the backup withholding rate will return to 31% for taxable years beginning in 2011.

     In the case of a non-corporate United States Holder, backup withholding will apply only if (i) the holder fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number,
(ii) the holder furnishes an incorrect TIN, (iii) the payor is notified by the Internal Revenue Service that the holder has failed to properly report payments of interest or dividends or (iv) under certain circumstances, the holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest or dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as tax-exempt organizations. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  Non-United States Holders

     Backup withholding and information reporting will not apply to payments of principal, premium or interest (including any original issue discount) on the medium term notes by El Paso or any paying agent to a non-United States Holder if the non-United States Holder certifies as to its non-United States Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither El Paso nor the paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of medium term notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a non-United States Holder of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

     Non-United States Holders of medium term notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     THIS FEDERAL INCOME TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE MEDIUM TERM NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of medium term notes on behalf of such Plan (either directly or through an investment vehicle) should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of medium term notes on behalf of such Plan (either directly or through an investment vehicle) should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code.

     El Paso may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of medium term notes by a Plan (either directly or through an investment vehicle) that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which El Paso is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code, unless such medium term notes are "marketable obligations" (as defined in Section 407(e) of ERISA) or are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions effected by in-house asset managers). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY MEDIUM TERM NOTES SHOULD CONSULT WITH ITS COUNSEL.

                              PLAN OF DISTRIBUTION

     Under the terms of a Distribution Agreement dated as of July 24, 2001, the Agents may offer the medium term notes they have purchased as principal to other dealers. The Agents may sell medium term notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from us. The medium term notes are also being offered on a continuing basis by us. We may designate additional parties to be "Agents" for purposes of offering or soliciting sales of the medium term notes on the same terms and conditions as the Agents have agreed to. The names of any other agents so appointed will be set forth in the applicable pricing supplement. Unless otherwise indicated in the applicable pricing supplement, any medium term note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a medium term note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time as described above. After the initial public offering of medium term notes to be resold to investors and other purchasers, the public offering price (in the case of notes to be resold at a fixed public offering price) and any dealer discount may be changed. We reserve the right to withdraw, cancel or modify the offer made hereby without notice and will have the sole right to accept offers to purchase medium term notes. We or the Agents may reject any proposed purchase of medium term notes in whole or in part.

     Unless otherwise specified in the applicable pricing supplement, payment of the purchase price of the medium term notes will be required to be made in immediately available funds on the date of settlement.

     We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Agents may be required to make in respect thereof.

     The medium term notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the medium term notes.

     The distribution of the medium term notes will conform to the requirements set forth in the applicable sections of Rule 2710(c)(8) of the Conduct Rules of the NASD.

     In the ordinary course of its business, the Agents and their affiliates have from time to time provided, and may in the future provide, investment banking, financial advisory and other services to El Paso for which they have received, or expect to receive, customary fees. J.P. Morgan Securities Inc. is an affiliate of The Chase Manhattan Bank which is, among other things, administrative agent and a lender to El Paso under its existing revolving credit facility. Banc of America Securities LLC and ABN AMRO Incorporated are also affiliates of other lenders to El Paso under its existing revolving credit facility. The Chase Manhattan Bank and such other affiliates will receive their proportionate share of any repayment by El Paso of amounts outstanding under such facility from the proceeds of any offering of medium term notes. The Chase Manhattan Bank also serves as trustee under the senior indenture.

     Unless otherwise specified in the applicable pricing supplement, we will pay each Agent a commission ranging from .125% to .75% of the initial offering price of each medium term note sold through that Agent, depending upon the maturity of the medium term note. If we sell medium term notes directly to investors, no commission or discount will be paid unless otherwise specified in the applicable pricing supplement. We will have the right to accept orders or reject any proposed purchase in whole or in part. Each Agent will have the right, in its reasonable discretion, to reject any proposed purchase in whole or in part. We can withdraw, cancel or modify the offer without notice.

     We may also sell medium term notes to any Agent as principal for its own account at a discount equal to the commission the agent would receive if it purchased the medium term notes as agent, unless otherwise specified in the applicable pricing supplement. The Agent may resell medium term notes to investors and other purchasers at prevailing market prices as determined by the Agent or, if so specified in an applicable pricing supplement, at a fixed public offering price. In addition, the Agents may offer the medium term notes they have purchased as principal to other dealers. The Agents may sell medium term notes to any dealer at a discount which will not exceed the discount we paid the Agent, unless otherwise specified in the applicable pricing supplement. After the initial public offering of medium term notes, we may change the public offering price (for those medium term notes to be resold at a fixed public offering price), the concession and the discount.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

     In connection with an offering of medium term notes, the Agents may engage in transactions that stabilize the price of the medium term notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the medium term notes. If an Agent creates a short position in the medium term notes, i.e., if the agent sells our medium term notes in an aggregate principal amount exceeding the amount set forth in the applicable pricing supplement, the Agent may reduce that short position by purchasing medium term notes in the open market. In general, purchases of medium term notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of the purchases.

     NEITHER WE NOR ANY OF THE AGENTS MAKES ANY REPRESENTATION OR PREDICTION AS TO THE DIRECTION OR MAGNITUDE OF ANY EFFECT THAT THE TRANSACTIONS DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH MAY HAVE ON THE PRICE OF THE MEDIUM TERM NOTES. IN ADDITION, NEITHER WE NOR ANY OF THE AGENTS MAKES ANY

REPRESENTATION THAT THE AGENTS WILL ENGAGE IN ANY TRANSACTIONS OR THAT TRANSACTIONS, ONCE COMMENCED, WILL NOT BE DISCONTINUED WITHOUT NOTICE.

                             VALIDITY OF SECURITIES

     The validity of the medium term notes will be passed upon for El Paso by Andrews & Kurth L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related pricing supplement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              EL PASO CORPORATION

                                  $900,000,000

                      MEDIUM TERM NOTES DUE NINE MONTHS OR
                             MORE FROM DATE ISSUED

                                 [EL PASO LOGO]

                            ------------------------
                             Prospectus Supplement
                            ------------------------

                         BANC OF AMERICA SECURITIES LLC

                             ABN AMRO INCORPORATED

                                    JPMORGAN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------